Exhibit 4

November 11, 2019

Permit for companies to control Bezeq The Israel Telecommunication Corp. Ltd.

By virtue of the power of the Prime Minister transferred to me1, and my authority under section 4D of the Communications Regulations (Telecommunications and Broadcasts), 5742-1982 and section 3 of the Communications Order (Determination of an essential service provided by Bezeq The Israel Communication Corp. Ltd.), 5757-1997 and subsequent to reviewing the Application (as defined in section 1.1 below), I hereby grant the following companies, in addition to the recipients of the Control Permit for Individuals (as defined in section 1.1 below), a permit to jointly hold means of control of Bezeq The Israel Telecommunication Corp. Ltd. (“Bezeq”) and jointly control Bezeq, subject to the terms of this Permit:

1.                   B Communications (SP2) Ltd., Company no. 51-440539-8.

2.                   B Communications (SP1) Ltd., Company no. 51-440541-4.

3.                   B Communications Ltd., Company no. 51-283274-2.

4.                   T.N.R. Investments Ltd., Company no. 51-189353-9.

5.                   Searchlight II BZQ, L.P. (Cayman ELP) (“Aggregator LP”)

6.                   Searchlight II BZQ GP, Ltd. (Cayman) (“Aggregator GP”)

7.                   SC II BZQ, L.P. (Cayman ELP) (“Main Fund Splitter”)

8.                   SC II PV BZQ L.P. (Cayman ELP) (“PV Fund Splitter”)

9.                   SC II BZQ Holdings, Ltd. (Cayman Corp.) (“Main Fund Blocker”)

10.            SC II PV BZQ Holdings, L.P. (Cayman ELP) (“PV Fund Blocker”)

11.            SC II PV BZQ Holdings GP, Ltd. (Cayman Corp.) (“PV Fund Blocker GP”)

12.            Searchlight Capital II, L.P. (Cayman ELP) (“Main Fund”)

13.            Searchlight Capital II, PV L.P. (Cayman ELP) (“PV Fund”)

14.            Searchlight Capital Partners II GP, L.P. (Cayman ELP) (“General Partner”)

15.            Searchlight Capital Partners II GP, LLC (DE LLC) (“Upper GP”)

(Jointly and severally: “the Permit Holders”).

(1)              Official Gazette 7960, p.674, October 17, 2018.

1.                   Definitions

1.1.         In this Permit -

“Control Permit for Individuals”	-	Permit for individuals to control Bezeq, granted on November 11, 2019.

“Pledge Permit”	-	Permit to hold means of control of Bezeq by way of pledge, granted to Reznik Paz Nevo Trusts Ltd. on November 11, 2019.

“Application”	-

The application for a permit to control and acquire means of control in Bezeq, submitted to the Ministers by Searchlight and T.N.R on July 4, 2019 and its attachments, BCom’s letter dated Ministry of Communications dated September 5, 2019 and any other document or information provided by the Permit Holders about the Application[2].

“B1”	-	B Communications (SP1) Ltd.

“B2”	-	B Communications (SP2) Ltd..

“BCom”	-	B Communications Ltd.

“The Subsidiaries”	-	Bezeq’s subsidiaries that are licensees under the Communications Law

“Communications Law”	-	Communications (Telecommunications and Broadcasting) Law, 5742-1982, the pursuant secondary legislation, and pursuant licenses granted.

“Insolvency Law”	-	Insolvency and Economic Rehabilitation Law, 5778-2018.

“T.N.R.”	-	T.N.R. Investments Ltd.

“Joint Appointment”	-	As defined in section 1 of the Communications Order.

“Searchlight”	-	The companies listed in sections 5 to 15 of introduction to this Permit.

“Companies Ordinance”	-	The Companies Ordinance [New Version], 5743-1983.

“Communications Order”	-	Communications Regulations (Telecommunications and Broadcasts) (Determination of an essential service provided by Bezeq The Israel Communication Corp. Ltd.), 5757-1997.

(2)              Further to the Ministry’s request for supplementary information and clarifications, Searchlight and T.N.R each sent supplementary letters (dated August 12, 15 and 28, 2019; September 1, 8, 15, 23 and 24, 2019; and October 27, 2019), and memorandums (“Joint control of Bezeq The Israel Telecommunication Corp. Ltd.” dated July 14, 2019, “Acquisition of Control of Bezeq - Status of Searchlight Fund”, dated July 15, 2019; “Opinion that the terms marked A in Chapter G of the Satellite Regulations have been met”, dated July 22, 2019; and “Application and Opinion on the Position of the Buyers of Bezeq Group licenses” dated July 22, 2019, which are an integral part of the Application.

“Founding Partners”	-	The entities listed in sections 3 to 5 of introduction to the Control Permit for Individuals.

“Minimum Rate”	-	25% of any type of means of control of Bezeq, or a lower rate at the Ministers’ approval, in accordance with section 3(A2) of the Communications Order.

“The Ministers”	-	The Prime Minister and Minister of Communications.

1.2.         The other terms in this Permit not defined above will have the meaning given to them in the Communications Law, the Communications Order or Interpretation Law, 5741-1981, unless implicitly written or otherwise understood from their context.

2.                   Permit to control and hold means of control

2.1.         As of the date of grant of this Permit, the Permit Holders may be the controlling shareholders of Bezeq, directly or indirectly, according to the attached holding chart, which is an inseparable part of this Permit.

2.2.         Searchlight and T.N.R may make Joint Appointment, as defined in the Communications Order, in Bezeq and BCom.

2.3.         The validity of this Permit is subject to the following terms:

A.                 The Permit Holders comply with the provisions of the Communications Law and the Communications Order.

B.                 The direct or indirect control of Bezeq is by the holders of this Permit and the holders of the Control Permit for Individuals.

C.                 The holders of this Permit hold every type of means of control of Bezeq, through BCom, B1 and B2, at a rate that shall not fall below the Minimum Rate, unless proven to the satisfaction of the Minister of Communications that the terms of section 3(A2) of the Communications Order have been met.

2.4.         The Permit Holders shall not transfer means of control of any kind in Bezeq at a rate that requires the approval of the Ministers under the Communications Law, without the prior written approval of the Ministers. In this regard, “transfer” - whether at once or in parts, severally or jointly with others, through one or more the following: Addition of a company or investor not included in the Permit or the partnership structure depicted in the chart, at a rate that requires approval; change of the identity of the Founding Partners of the Permit Holders; addition of a limited partner at a rate that requires approval or a general partner and making a general partner a limited partner and vice versa, in the Permit Holders; or converting a private company that is a Permit Holders into a public company. Any such transfer will require obtaining the approval of the Ministers only when the transfer rate requires such under the Communications Order.

2.5.         Without derogating from the provisions of sections 2.3(B) and 2.4 above, and provided that Searchlight and T.N.R. are joint controlling shareholders of BCom and that Searchlight and T.N.R jointly hold a rate exceeding 35% of each type of means of control of BCom, they may transfer or allocate means of control in BCom, on condition that the transfer or allocation of the means of control resulting in Searchlight and T.N.R jointly holding each type of means of control in BCom at a rate of between 50% (inclusive) and 35% is implemented subject to the following cumulative terms:

A.                 Other than Searchlight and T.N.R., there is no other controlling shareholder of BCom or entity that holds 17% and above of one or more of the means of control of BCom.

B.                 Searchlight’s rate of holding of BCom’s issued capital exceeds that of T.N.R.

C.                 Transfer or allocation of means of control as aforesaid will only be implemented according to one or more of the methods included in section 3(A3) of the Communications Order.

2.6.         Notwithstanding the provisions of section 2.1 above regarding the holding chart and section 2.4 above, the companies included in Searchlight may transfer means of control of Bezeq between them, to the holders of the Control Permit for Individuals, or to a new company wholly-owned by Searchlight, including a transfer that results in them ceasing to hold means of control of Bezeq and making a limited partner from among the Permit Holders into a general partner and vice versa, subject to the following terms:

A.                 There is no change in the compliance of the holders of this Permit and the holders of the Control Permit for Individuals with the provisions of such permits, the Communications Law and the Communications Order, including regarding Israelis, as set out in section 4 below.

B.                 No control or means of control in Bezeq that requires the approval of the Ministers under the Communications Order are transferred to entities that are not holders of this Permit or the Control Permit for Individuals, other than a company whose entire means of control is held by Searchlight, which does not hold any assets other than direct or indirect holdings in BCom and registered is in one of the following: The Cayman Islands, USA, UK, Luxembourg, Channel Islands or Israel.

C.                 The Permit Holders and holders of the Control Permit for Individuals have reported to the Ministers at least 14 days prior to such transfer of means of control.

3.                   Requirements regarding articles of association

3.1.         The articles of association of BCom, Bezeq and the Subsidiaries must include the following provisions:

A.                 The method of election of directors set out in the Company’s articles of association will not be revised without the Minister of Communications’ prior written approval.

B.                 The Company will report to the Minister regarding a holder of its means of control that holds excess holdings immediately upon becoming aware of such excess holdings.

C.                 The Company will report to the Ministers regarding a shareholder becoming an interested party in Bezeq within 48 hours from the date of becoming aware of the change.

3.2.         The articles of association of the Subsidiaries must include provisions regarding the rights of the Israeli entity, as defined in the Communications Order, to appoint directors, according to section 4(A)(2)(b)(2) of the Communications Order.

3.3.         BCom’s articles of association must include the following provisions:

A.                 A provision prohibiting Joint Appointment in BCom without prior written approval from the Ministers.

B.                 Provisions applying the provisions of the Communications Order and this Permit with regard to excess holdings (as defined in the Communications Order) to BCom, including sections 6, 8 and 10(F) of the Communications Order.

3.4.         If the articles of association of BCom, Bezeq and the Subsidiaries do not include the provisions set out in sections 3.1-3.3 above at the date of grant of this Permit, they must be anchored within 60 days from the date of this Permit.

3.5.         Failure to anchor the provision in the articles of association as required in this section 3 or revise the provisions in articles of association as set out in this section 3 constitutes cause for revocation of the Permit.

4.                   Security and Israeli requirements

4.1.         As long as required under the Communications Order, this Permit is subject to the Israeli entity, as defined in the Communications Order, holding the means of control of Bezeq as set out in section 4(A) of the Communications Order.

4.2.         As long as the Communications Order requires holding by such Israeli entity as set out in section 4.1 above, T.N.R. shall refrain from transferring means of control of Bezeq without the prior written approval from the Ministers, if such transfer decreases its holdings of means of control of any kind in Bezeq to a lower rate than required in the Communications Order. This is without derogating from the provisions of the Communications Order and this Permit, including the reporting obligations or the need to obtain any other approval for the transfer.

5.                   Breach of the terms and revocation of the Permit

5.1.         Regarding revocation or expiration of the Permit, the provisions of the Communications Order shall apply. As stipulated in section 10(E1) of the Communications Order, the Permit shall not be revoked without giving the Permit Holders the opportunity to voice their claims.

5.2.         Without derogating from the provisions of section 10 of the Communications Order, if the Ministers are convinced that the information provided to them is incorrect or they become aware of new information that justifies such, the Ministers may revoke the Permit or make it conditional to terms, which, if breached, will be cause for revocation by the Ministers.

5.3.         Revocation of this Permit means revocation of the Control Permit for Individuals.

5.4.         From the date of such revocation, as set out in the Minister’s notice to the Permit Holders and Bezeq, all holdings acquired under the Permit will become excess holdings, as defined in the Communications Order.

5.5.         Without derogating from the foregoing and the provisions of the Communications Order, if one or more Permit Holder breaches any of the terms of the Communications Order or this Permit, the Ministers may decide that the breach justifies revocation of the Permit for all or only some of the Permit Holders.

6.                   Insolvency

6.1.         Filing of a motion to launch proceedings under the Insolvency Law or the Companies Ordinance by any of the Permit Holders constitutes cause for revocation of this Permit. The Permit Holders will report to the Ministers regarding the filing of such motion within no more than two business days of filing of the motion.

6.2.         If a motion is filed to open proceedings under the Insolvency Law or the Companies Ordinance by an entity that is not a Permit Holder, the Permit Holder will report it to the Ministers immediately upon becoming aware thereof. Appointing of an official on behalf of the court as part of such proceedings or non-dismissal of the proceedings within 90 days of being launched, or issue of an order to open proceedings under the Insolvency Law at the request of an entity that is not a Permit Holder, constitutes cause for revocation of this Permit.

6.3.         The Permit Holders will not object to adding the State as a party to the proceedings set out in this section 6.

7.                   Reporting

7.1.         Each Permit Holder will report to the Ministers regarding any change in one or more details provided in the Application or at the Ministers’ request, relating to it or entities which it holds, including a report on any change in the attached holding chart, if any, immediately upon becoming aware of such change and no later than 14 days from the beginning of the first quarter subsequent to the change. The reporting obligation applies to any such change even if it does not require approval under the Communications Order or this Permit. The foregoing does not derogate from the provisions of section 2.6(C) above.

7.2.         Without derogating from section 7.1 above, BCom, B1 and B2 will report any change in composition of their Board of Directors to the Minister, within 14 days of the change.

7.3.         BCom will report any revision to its articles of association to the Ministers.

7.4.         Each Permit Holder is obligated to report to the Ministers regarding a holder of means of control that constitute excess holdings, immediately upon becoming aware of such.

7.5.         Failure to report as set out in this section constitutes cause for revocation of the Permit.

8.                   General

8.1.         This Permit is subject to the provisions of the Communications Law and Communications Order, as may be from time to time. The provisions of this Permit do not derogate from the provisions of the law, including with regard to the powers of the Ministers and the Director General of the Ministry of Communications pursuant to the Communications Law, Communications Order, the Control Permit for Individuals and the Pledge Permit.

8.2.         Each Permit Holder will at all times comply with the terms and restrictions of the Communications Order. Each Permit Holder will follow the provisions of the Communications Law, Communications Order and the pursuant directives.

8.3.         This Permit is based on the undertaking of each Permit Holder, that -

A.                 The Permit Holders acquired the means of control of Bezeq for themselves and the holders of the Control Permit for Individuals only, and not for any other entity, and that there is no written or verbal agreement, document or arrangement concerning the granting of rights or control in Bezeq, directly or indirectly, which is not attached to the Application.

B.                 Only the Permit Holders will exercise the means of control in Bezeq.

C.                 They are not aware of any legal impediment that may impair their ability to exercise the means of control of Bezeq, including receivership, bankruptcy or liquidation proceedings.

8.4.         This Permit does not derogate from the duty to obtain approval for other actions as set out in the

Communications Law, Communications Order or by law. This Permit does not constitute approval under section 3(B3) of the Communications Order to acquire shares by way of a full tender offer.

8.5.         This Permit is granted based on, and its validity is subject to, the fact that the Ministers were provided with correct information with regard to the Application and as set out in it.

8.6.         Granting of this Permit does not constitute confirmation of the documents filed as part of the Application, and the provisions of this Permit prevail over those included in such documents.

9.                   Validity

This Permit is valid from its date of execution.

[Hebrew date]	David Amsalem

[November 11, 2019]	Minister of Communications